CONSENT OF DOUGLAS L. BEAHM

The undersigned hereby consents to:

(i)

the filing of the written disclosure (the “Technical Disclosure”) regarding (a) the technical report entitled “Sheep Mountain Uranium Project, Fremont County, Wyoming, USA, Updated Preliminary Feasibility Study, National Instrument 43-101 Technical Report” dated April 13, 2012, and (b) the technical report entitled “Juniper Ridge Uranium Project, Carbon County, Wyoming, USA” dated January 27, 2014, contained in the Annual Information Form for the period ended December 31, 2014 (the “AIF”) of Energy Fuels Inc. (the “Company”) filed as an exhibit to the Company’s Form 40-F Annual Report for the period ended December 31, 2014, and any amendments thereto (the “40-F”), filed with the United States Securities and Exchange Commission (the “SEC”);

(ii)	the incorporation by reference of such Technical Disclosure in the 40-F and the AIF into the Company’s Form S-8 Registration Statement being filed with the SEC, and any amendments thereto (the “S-8”);

(iii)

the incorporation by reference of such Technical Disclosure in the AIF into the Company’s Management Information Circular (the “MIC”) which was included as an exhibit to the Company’s Form 6-K (the “6-K”) filed with the SEC on May 26, 2015 into the S-8; and

(iv)	the use of my name in the AIF, the 40-F, the 6-K, the MIC and the S-8.

/s/ Douglas L. Beahm
Douglas L. Beahm, P.E., P.G.

Date: June 23, 2015